EXHIBIT (10)(k)

The Sage Group
CONSULTANTS TO MANAGEMENT	10409 LESLIE DRIVE
RALEIGH, NORTH CAROLINA 27601
(919) 844-9783
E-mail: steve@sagegroupconsulting.com

MEMORANDUM

DATE:	May 1, 2004

TO:	Lee Johnson, President M&F Bank

FROM:	Steven A. Savia, CMC

RE:	Final 2004 Loan Production Incentive Compensation Program

CC:

This year’s incentive compensation program will have multiple components.

1.	Executive Plan

2.	City Executive Plan

3.	Loan Production Plan

4.	Branch Customer Service Plan

5.	Corporate Support/Teller Plan

This memo describes the Loan Production Plan.

We worked with Wes Christopher to develop a new incentive plan for branch/commercial lenders. This year that plan recognizes the various roles involved in loan production. It awards a portion of the fee income to those who exceed their budgeted goal. The plan does not include the City Executives, as they will have their own plan this year.

The Loan Production Plan differs from the Executive and City Executive Plans in that it is based on meeting individual thresholds of loan production. These thresholds are monthly but are measured quarterly. Thus, a participant that fails to meet a monthly target could make that up during the quarter in which the incentive is granted.

We also have created a new approach toward rewarding mortgage loan personnel.

Schedule D on the following page is a listing of the Loan Officer, including Mortgage Loan, employees that are included in the Loan Production Plan.

SCHEDULE D – LOAN OFFICER PLAN PARTICIPANTS

EMPLOYEE	LOCATION
Cato, Leslie	Charlotte

Cheek, Julie	Durham

Clarke, Brian	Raleigh

Daniels, Aubra	Sr. Mort. Loan Closer/Jr. Underwriter

Dial-Bethune, Tanya	Charlotte

Dowdy, Scottie	Durham

Drayton-Harvey, JoAnn	Raleigh

Gibson, Sam	Raleigh

Greene, Keith	Charlotte

Jackson, John	Winston-Salem

Nichols, Cheryl	Mortgage Loan Production

Pickens, William	Corporate Business Development

Reavis, Michele	Mortgage Loan Manager

Stroud, James	Mortgage Loan Production

For Loan Production Plan Participants, the measures will be based on individual goals and measured against those goals. This plan is not based on percent of salary. It is built on an incentive for the volume generated and a percent of the fees generated by the loans originated. Additionally, the loan volume may be divided among multiple participants depending on the origination roles in which they are involved. Schedule I provides a sample of the measures for these participants.

SCHEDULE I – LOAN PRODUCTION PLAN THRESHOLDS

A – COMMERCIAL

EMPLOYEE	QUARTERLY LOAN VOLUME	QUARTERLY FEE INCOME GOAL
Cato, Leslie	$900,000	$4,500
Cheek, Julie	$900,000	$4,500
Clarke, Brian	$1,500,000	$7,500
Dial-Bethune, Tanya	$900,000	$4,500
Dowdy, Scottie	$900,000	$4,500
Drayton-Harvey, JoAnn	$900,000	$4,500
Gibson, Sam	$1,800,000	$9,000
Greene, Keith	$900,000	$4,500
Jackson, John	$900,000	$4,500
Pickens, William	$1,800,0000	$9,000

COMMERCIAL LOAN PRODUCTION AWARD PAYOUTS

Below is a description of the basis for payouts for the various plans described above.

Loan Officer Plan –

This plan pays out on a quarterly basis. The pool is based on a schedule that allots a percentage of the fees collected as a result of loan origination activities. While this is somewhat similar to the 2003 Loan Officer Plan, it differs in a couple of ways:

1.0	Awards are made only on the difference of actual versus the threshold (thus a loan officer with a threshold of $900,000 will be awarded additional compensation above base salary for all of the loan value in excess of the $900,000);

2.0	There are two factors in the computation of award: volume above threshold (0.5 cents on each dollar above the threshold); and, percentage of total fees collected (5 cents for total fees collected); and,

3.0	A percentage is allocated to each of the origination functions (identification/referral; negotiation; underwriting; closing). Thus, credit for a loan can be divided among multiple individuals involved in the loan. Those factors are broken out as follows:

3.1.	Loan Originator – defined as the person who identifies the potential borrower and either follows up the opportunity personally or refers the opportunity to another loan officer. The finder may not be a loan officer, in which case is provided for under his or her own incentive plan. This factor is valued at 20% of the total credit.

3.2.	Loan Negotiator – defined as the person who, following up on the opportunity, negotiates the structure of the transaction to the point of presenting the transaction for underwriting. The value of this factor is 30% of the credit.

3.3.	Loan Underwriter – defined as the person who is responsible for completing all aspects of underwriting the loan for presentation to the Loan Committee for approval, including documentation of supporting financial data, financial analysis, identification of repayment capability, investigation of collateral value (as appropriate), identification of compliance with Bank policies (and support for approval in spite of not meeting specific policies if approval is still sought), and preparation of the credit memorandum. This factor is valued at 40% of the credit.

3.4.	Closer – defined as the person who has responsibility for closing tasks on behalf of the Bank, including ensuring that all required documents are properly executed such that the Bank’s position in being repaid, including access to any supporting collateral, is secure. The value for this factor is 10% of the credit.

4.0	Example: the Bank obtains a loan for $800,000. Credit toward an individual’s threshold is broken down according to the factors above.

4.1.	Originator - $160,000

4.2.	Negotiator - $240,000

4.3.	Underwriter - $320,000

4.4.	Closer - $80,000

A single loan officer could get credit for the entire $800,000 or any portion thereof, depending on the role played, toward her or his monthly/quarterly threshold.

5.0	Example: Actual award will be calculated based on volume and actual fees collected. The following example shows how the calculation is made:

5.1.	Threshold = $900,000

5.2.	Roles Credit = $1,350,000

5.2.1.	Finder = $400,000 (Identified $2,000,000 in loans)

5.2.2.	Negotiator = $360,000 (Negotiated $1,200,000 in loans)

5.2.3.	Underwriter = $480,000 (Underwrote $1,200,000 in loans)

5.2.4.	Closer = $110,000 (Closed $1,100,000 in loans)

5.3.	Award Calculation = (5.2 – 5.1) = $450,000

5.4.	Volume = $0.005 on volume over threshold

5.4.1.	($450,000 x $0.005) = $2,250.00

5.5.	Fees Collected (on 5.3 assuming 1%) = $4,500

5.5.1.	($0.05 x $4,500) = $225.00

5.6.	Incentive Award = (5.4.1. + 5.5.1.) = $2,475.00

B - MORTGAGE LOAN DEPARTMENT

Incentive payouts (% of basis points of origination fees)

Monthly volume	$0-$500k	$501-$750k	$751-$999k	$1MM+
Nichols, Cheryl	-0-%	-0-%	30%	35%
Stroud, James
Daniels, Aubra	-0-%	2%	3.125%	3.75%
Reavis, Michele	-0-%	3%	3.75%	4.5%

Case Example 1

Assume that on each loan we collected a 1% fee on all loans. Also assume that the production for an individual Mortgage Loan Officer is $850,000.

Under this example, the award for the month would be spread as follows:

Fees Collected: $8,000.00

Mortgage Loan Officer (Field Producer) Incentive: $2,400.00 ($8,000 x 30%)

Mortgage Loan Processor Incentive: $250.00 ($8,000 x 3.125%)

Mortgage Loan Underwriter Incentive: $300.00 ($8,000 x 3.75%)

Total Incentive Paid Out: $2,950.00

Case Example 2

Assume that on each loan we collected a 1% fee on all loans. Also assume that the production for an individual Mortgage Loan Officer is $1,345,000.

Under this example, the award for the month would be spread as follows:

Fees Collected: $13,450.00

Mortgage Loan Officer (Field Producer) Incentive: $4,035.00 ($13,450 x 30%)

Mortgage Loan Processor Incentive: $420.31 ($13,450 x 3.125%)

Mortgage Loan Underwriter Incentive: $300.00 ($13,450 x 3.75%)

Total Incentive Paid Out: $2,950.00

Fees Retained By Bank: $5,050.00